Exhibit 15.1

(formerly known as Grant Thornton)

Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549 March 31, 2011 Our reference: NT/AO/114545/GP	JBPB & Co. 6th Floor, Sunning Plaza, 10 Hysan Avenue Causeway Bay Hong Kong T +852 2218 3000 F +852 3748 2000 香港銅鑼灣 希慎道10號 新寧大廈6樓 電話 +852 2218 3000 傳真 +852 3748 2000

Dear Sirs

We have been furnished with a copy of the response to Item 16F as stated in Form 20-F for the event that occurred on January 12, 2011 in relation to change of accountant, to be filed by our former client, SinoTech Energy Limited. We agree with the statements made in response to that Item 16F in Form 20-F insofar as they relate to our Firm.

Yours faithfully

JBPB & Co

Certified Public Accountants